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                                  EXHIBIT 4.6

                      AMENDMENT NO. 1 TO WARRANT AGREEMENT
                            BETWEEN THE COMPANY AND
         CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT.
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                      AMENDMENT NO. 1 TO WARRANT AGREEMENT


  This Amendment No. 1 to Warrant Agreement, dated as of December 8, 1995 ("Amendment"), by and between LA-MAN CORPORATION, a Nevada corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H:

  WHEREAS, the Company and the Warrant Agent are parties to a Warrant Agreement dated as of January 6, 1994 (the "Warrant Agreement"), in connection with up to 713,000 Common Stock Purchase Warrants ("Warrants") registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-1 (Registration No. 33-54230), as amended by post-effective amendment nos. 1-7 thereto (the "Registration Statement"), initially declared effective by the Securities and Exchange Commission on January 6, 1994; and

  WHEREAS, pursuant to the Warrant Agreement the Warrant Agent acts on behalf of the Company in connection with transfer, exchange and redemption of the Warrants, the issuance of certificates representing the Warrants ("Warrant Certificates"), the exercise of the Warrants and the rights of the holders thereof; and

  WHEREAS, the Company has determined to modify certain terms of the Warrants pertaining to (a) the expiration date of the Warrants, (b) the exercise price of the Warrants and (c) the redemption price of the Warrants; and

  WHEREAS, the Company and the Warrant Agent desire to amend the terms of the Warrant Agreement in order to conform the terms and provisions thereof to the modification of the expiration date, exercise price and redemption price of the Warrants;

  NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for the purpose of amending certain terms and provisions of the Warrants and the Warrant Certificates and the respective rights and obligations of the Company, the holders of the Warrant Certificates and the Warrant Agent, the Company and the Warrant Agent hereby agree as follows:

1. DEFINITIONS. Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings ascribed to them in the Warrant
Agreement.
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2.  AMENDMENTS TO WARRANT AGREEMENT.

     2.01 The definition of "Purchase Price" contained in Section 1(f) of the Warrant Agreement is hereby amended by deleting such definition in its entirety and substituting the following in lieu thereof:

          "(f) "Purchase Price" shall mean the purchase price to be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be $3.90 per share through June 30, 1996 and, thereafter, $5.00 per share, subject to adjustment from time to time pursuant to the provisions of Section 9 hereof, and subject to the Company's right to reduce the Purchase Price upon notice to all warrantholders."

     2.02 The definition of "Redemption Price" contained in Section 1(g) of the Warrant Agreement is hereby amended by deleting such definition in its entirety and substituting the following in lieu thereof:

          "(g) "Redemption Price" shall mean the price at which the Company may, at its option, redeem the Warrants, in accordance with the terms hereof, which price shall be $.05 per Warrant if the date fixed for redemption is June 30, 1996 or earlier and, thereafter, $.07 per Warrant."

     2.03 The definition of "Warrant Expiration Date" contained in Section 1(j) of the Warrant Agreement is hereby amended by deleting such definition in its entirety and substituting the following in lieu thereof:

          "(j) "Warrant Expiration Date" shall mean 5:00 P.M. (New York time) on January 6, 1997, or the Redemption Date as defined in Section 8, whichever is earlier; provided that if such date shall in the State of New York be a holiday or day on which banks are authorized to close, then 5:00 P.M. (New York time) on the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. The Company shall have the right to extend the expiration date of the Warrants."

     2.04 Section 8(a) of the Warrant Agreement is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

          "(a) On not less than thirty (30) days notice given at any time during which the Warrants are outstanding, the Warrants may be redeemed, at the option of the Company, at the Redemption Price then in effect, provided the Fair Market Value of the Common Stock shall exceed $5.00 per share (or $6.41 per share if the date fixed for redemption is July 1, 1996 or later) for twenty (20) consecutive business days (or such other period as MHA may consent to), ending within fifteen (15) days of the date of the notice of redemption (the "Target Price"), subject to adjustment as set forth in
     Section 8(f) below. All Warrants must be redeemed if any Warrants are redeemed."

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     2.05 Section 17 of the Warrant Agreement is hereby amended by changing the address of the Company stated therein from "7450 South Homestead Drive, Hamilton, Indiana 46742" to "2180 West State Road 434, Suite 6136, Longwood, Florida 32779."

3. SURVIVAL OF WARRANT AGREEMENT. Except as hereinabove amended, all terms and provisions of the Warrant Agreement shall remain in full force and effect following the execution and delivery of this Amendment.

4. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws thereof.

5.   BINDING EFFECT.   This Amendment shall be binding upon and inure to the
benefit of the Company and the Warrant Agent and their respective successors and assigns and the holders from time to time of the Warrant Certificates. Nothing in this Amendment is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

6. COUNTERPARTS. This Amendment may be executed in counterparts, which taken together shall constitute a single document.



                    (SIGNATURES CONTAINED ON FOLLOWING PAGE)

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     IN WITNESS WHEREOF, the Company and the Warrant Agent have caused this
Amendment to be duly executed as of the date first above written.

LA-MAN CORPORATION                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
                                       as Warrant Agent

By:    /s/ J. William Brandner      By:    /s/ William F. Seegraber
    --------------------------          ----------------------------------------
     J. William Brandner            Name: William F. Seegraber
     President                      Title: Vice President


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